EXHIBIT 5

Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
Law Offices
2 Weizmann Street 64239
Tel Aviv, Israel

November 2, 2009

NICE Systems Ltd. 8 Hapnina Street P.O. Box 690 43107 Ra’anana Israel

        Ladies and Gentlemen:

        We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of NICE Systems Ltd. (the “Company”), relating to an additional 300,000 of the Company’s Ordinary Shares, NIS 1.00 nominal value per share, issuable under the NICE-Systems Ltd. Amended and Restated 1999 Employee Stock Purchase Plan (the “Plan”).

        We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

        In connection with this opinion, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the due constitution of the Board of Directors of the Company.

        Based on the foregoing and subject to the qualifications stated herein, we advise you that in our opinion, the shares being registered pursuant to the Registration Statement, when issued in conformance with the term and conditions of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours, /s/ Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.